Exhibit 99.2

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FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION NAMES ELIZABETH D. BRUMLEY
CHIEF ACCOUNTING OFFICER

HOUSTON, TX – March 17, 2011 – Sterling Construction Company, Inc. (NasdaqGS: STRL), ("Sterling" or the "Company") today announced that Elizabeth D. Brumley, CPA, has been named Chief Accounting Officer, effective March 17, 2011.  She reports to Chief Financial Officer, James H. Allen, Jr., who has ceded the Chief Accounting Officer post to Ms. Brumley.

Before joining Sterling, Ms. Brumley was Vice President, Finance and Chief Financial Officer with Bristow Group Inc. (NYSE: BRS), a global helicopter services provider.  She joined Bristow in 2005 as Vice President, Chief Accounting Officer and Controller.

Earlier in her career, Ms. Brumley was with MAXXAM Inc., which at the time was a publicly-traded forest products, real estate investment and development, and racing company, where she rose to Vice President and Controller.  Prior to joining MAXXAM, she served in positions of increasing responsibility at GulfMark Offshore, Inc. (formerly GulfMark International, Inc.), a publicly-traded offshore marine services company, where she served as as Controller from 1990 to 1996.  Ms. Brumley started her career in public accounting at Arthur Andersen LLP, leaving the firm as a senior auditor.

Ms. Brumley holds a BA in English and a Master of Accounting from Rice University, and is a certified public accountant in the State of Texas.

Commenting, Mr. Allen noted, “With the expanded scope of our operations, we sought and found in Liz a highly qualified and experienced finance and accounting executive.  On behalf of everyone at Sterling, we welcome her to the management team.”

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas, Utah, Nevada and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

Contact:

Sterling Construction Company, Inc.	Investor Relations Counsel
James H. Allen, Jr., CFO	The Equity Group Inc.
Joseph P. Harper, Sr., Pres. & COO	Linda Latman 212-836-9609
281-821-9091	Lena Cati 212-836-9611